FREE WRITING PROSPECTUS FILED PURSUANT TO RULE 433 REGISTRATION FILE NO.: 333-257737-05

NEW ISSUE CMBS: BBCMS 2022-C17

JOINT LEADS:	BARCLAYS, SOCIÉTÉ GÉNÉRALE, BMO CAPITAL MARKETS, KEYBANC CAPITAL MARKETS, UBS SECURITIES LLC
CO-MANAGERS:	DREXEL HAMILTON, BANCROFT CAPITAL, LLC
RATING AGENCIES:	MOODY’S, FITCH, KBRA

CLASS	RATINGS (M/F/K)	AVAILABLE SIZE($MM)*	C/E	WAL	LTV	DY	SPREAD	YLD%	CPN%	PRICE
A-1	Aaa/AAA/AAA	8.880	30.000%	2.86	37.7%	17.0%	P+122	4.26007%	4.285%	99.9990
A-2	Aaa/AAA/AAA	65.836	30.000%	4.89	37.7%	17.0%	P+125	3.96055%	4.644%	102.9972
A-3	Aaa/AAA/AAA	26.243	30.000%	6.89	37.7%	17.0%	P+152	4.12344%	4.618%	102.9961
A-4	Aaa/AAA/AAA	190.100	30.000%	9.72	37.7%	17.0%	P+150	4.06394%	4.174%	100.9938
A-5	Aaa/AAA/AAA	304.653	30.000%	9.84	37.7%	17.0%	P+152	4.08442%	4.441%	102.9930
A-SB	Aaa/AAA/AAA	17.287	30.000%	7.41	37.7%	17.0%	P+149	4.07834%	4.543%	102.9998
A-S	Aa2/AAA/AAA	83.192	20.500%	9.94	42.9%	15.0%	P+205	4.61483%	4.971%	102.9958
B	NR/AA-/AA-	44.880	15.375%	9.94	45.6%	14.1%	P+235	4.91482%	4.971%	99.9970
C	NR/A-/A-	36.123	11.250%	9.94	47.8%	13.4%	P+295	5.51483%	5.45%	99.7691

* AVAILABLE SIZE ($MM) IS NET OF RISK RETENTION

- SETTLEMENT:	ON OR ABOUT THURSDAY, SEPTEMBER 8, 2022

*TRANSACTION SUMMARY*

- POOL BALANCE:	$905,003,064
- NUMBER OF LOANS:	53
- NUMBER OF PROPS:	119
- WA CUT-OFF LTV:	53.9%
- WA MATURITY LTV:	52.1%
- WA U/W NCF DSCR:	1.92x
- WA U/W NOI DY:	11.9%
- WA MORTGAGE RATE:	5.5557%
- TOP 10 LOANS %:	42.3%
- WA REM TERM:	112 MONTHS
- LOAN SELLERS:	AREF (23.8%), BMO (15.9%), BARCLAYS (15.4%), KEYBANK (13.5%), LMF (10.2%), SGFC (9.6%), BSPRT (8.7%), UBS AG (3.0%)
- TOP 5 PROP TYPES:	Office (24.0%), Retail (23.6%), Hospitality (14.3%), Industrial (12.3%), Multifamily (9.8%)
- TOP 5 STATES:	NY (18.4%), FL (12.7%), TX (8.7%), CA (8.1%), AL (6.2%)

*DEAL PARTIES*

- MASTER SERVICER:	KEYBANK N.A.
- SPECIAL SERVICERS:	ARGENTIC SERVICES COMPANY LP; KEYBANK N.A.
- OPERATING ADVISOR:	PENTALPHA SURVEILLANCE
- DIRECTING HOLDER:	ARGENTIC SECURITIES INCOME USA 2 LLC (OR ITS AFFILIATE)
- TRUSTEE:	WILMINGTON TRUST, N.A.
- CERT. ADMIN.:	COMPUTERSHARE TRUST COMPANY, N.A.

the issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.